UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): July 15, 2022

Centennial Resource Development, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	001-37697	47-5381253
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 SEVENTEENTH STREET, SUITE 1800 DENVER, COLORADO 80202
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

(720) 499-1400

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

N/A

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	CDEV	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 15, 2022, Centennial Resource Production, LLC (“CRP”), a wholly owned subsidiary of Centennial Resource Development, Inc. (the “Company”), and the Company entered into the Limited Consent and Waiver and First Amendment to the Third Amended and Restated Credit Agreement (the “First Amendment”), which amended the Third Amended and Restated Credit Agreement, dated as of July 15, 2022, among CRP, the Company, each of the lenders and guarantors from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Credit Agreement”). Capitalized terms used in this Current Report on Form 8-K but not otherwise defined herein have the meanings given to them in the First Amendment or the Credit Agreement (as amended by the First Amendment), as the context requires.

The First Amendment waives compliance with certain Credit Agreement restrictive covenants to enable the merger of CRP with Colgate Energy Partners III, LLC, a Delaware limited liability company (“Colgate”), pursuant to that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of May 19, 2022, by and among the Company, CRP and Colgate among others (the “Merger”). The Lenders also consented to a planned Pre-Merger Reorganization of the Company and its subsidiaries in order to enable the Merger.

Subject to the consummation of the Merger among other conditions, the First Amendment increases the aggregate elected commitments from $750,000,000 to $1,500,000,000, the borrowing base from $1,150,000,000 to $2,500,000,000 and the aggregate maximum revolving credit amount from $1,500,000,000 to $3,000,000,000.

The First Amendment also amends the Credit Agreement to allow CRP to elect to release collateral securing the facility upon receiving an investment grade rating from either Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Rating Services (“S&P”) (the “Investment Grade Period”). After entering an Investment Grade Period, if CRP subsequently receives ratings from Moody’s and S&P below Ba1 and BB+, respectively, CRP will be required to provide collateral to secure the facility. Upon entering an Investment Grade Period, SOFR loans bear interest at SOFR plus an applicable margin ranging from 125 basis points to 187.5 basis points, depending on the highest of the ratings by Moody’s or S&P applicable to CRP’s or the Company’s senior, unsecured, long term indebtedness for borrowed money (“Index Debt”) and base rate loans during an Investment Grade Period bear interest at a rate per annum equal to the greatest of: (i) the agent bank’s prime rate; (ii) the federal funds effective rate plus 50 basis points; and (iii) the adjusted SOFR rate for a one-month interest period plus 100 basis points, plus an applicable margin ranging from 25 to 87.5 basis points, depending on the highest of the ratings by Moody’s or S&P applicable to CRP’s or the Company’s Index Debt. During a non-Investment Grade Period, SOFR loans bear interest at SOFR plus an applicable margin ranging from 175 to 275 basis points, depending on the percentage of the aggregate elected commitments utilized and base rate loans bear interest at a rate per annum equal to the greatest of: (i) the agent bank’s prime rate; (ii) the federal funds effective rate plus 50 basis points; and (iii) the adjusted SOFR rate for a one-month interest period plus 100 basis points, plus an applicable margin ranging from 75 to 175 basis points, depending on the percentage of the aggregate elected commitments utilized. CRP also pays a commitment fee on unused amounts under its facility of a range of 15 to 27.5 basis points during an Investment Grade Period, depending on the highest of the ratings by Moody’s or S&P applicable to CRP’s or the Company’s Index Debt, or 37.5 to 50 basis points during a non-Investment Grade Period, depending on the percentage of the aggregate elected commitments utilized.

During an Investment Grade Period, the Credit Agreement also requires CRP to maintain compliance with an asset coverage ratio, which is the ratio of PV-9 reflected in the most recent Reserve Report to total funded net debt, of at least 1.5 to 1.0 unless CRP has an investment grade rating from at least two of Moody’s, S&P and Fitch Ratings, Inc.

The amendments effected by the First Amendment are subject to, among other conditions, the closing of the Merger and the First Amendment is subject to termination if the Merger has not occurred prior to November 30, 2022.

The above description of the First Amendment is a summary and is not complete. A copy of the First Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the above summary is qualified by reference to the terms of the First Amendment set forth therein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Limited Consent and Waiver and First Amendment to Third Amended and Restated Credit Agreement, dated as of July 15, 2022, among Centennial Resource Production, LLC, as borrower, Centennial Resource Development, Inc., as parent, the guarantors party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENNIAL RESOURCE DEVELOPMENT, INC.

Date: July 21, 2022

	By:	/s/ George S. Glyphis
	Name:	George S. Glyphis
	Title:	Executive Vice President and Chief Financial Officer